COMPANY CONTACT:       Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer            Linda Latman (212) 836-9609
(405) 235-4546                         Lena Cati (212) 836-9611
                         The Equity Group Inc.
FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. ANNOUNCES DEFENDANT’S
APPEAL OF SUBSIDIARY’S FAVORABLE JURY VERDICT
OF $9.8 MILLION
AND
PRELIMINARY SALES VOLUME FOR CALENDAR YEAR 2006

Oklahoma City, Oklahoma . . . January 12, 2007 . . . LSB Industries, Inc. (AMEX: LXU) announced on October 16, 2006 that its subsidiary, El Dorado Chemical Company (“EDC”), received a unanimous jury verdict awarding $9,796,218.37 in damages to EDC for the negligence of the defendants, Ingersoll-Rand Co. and DR Holding Corp., as general partners of Dresser Rand Company. LSB today announced that the defendants have filed a notice of appeal with the Circuit Court of Union County, Arkansas, and have posted as security for the judgment a supersedeas bond in the amount of $10.78 million. EDC has also filed a notice of cross appeal regarding the failure to award prejudgment interest on the judgment amount.

In other news, Jack Golsen, Board Chairman, commented that LSB’s preliminary estimate of consolidated sales for calendar year 2006 is $491 million, up 23.7% from 2005’s $397 million. Sales for 2006 by our Climate Control Business are estimated at $221 million, up 40.8% from $157 million in 2005, while sales by our Chemical Business are estimated at $260 million, an 11.6% improvement from 2005’s $233 million. Total estimated 2006 sales also include other sales of $10 million, as compared to $7 million in 2005.
Golsen indicated that the final sales numbers might vary from the preliminary numbers as management completes its year-end review procedures of all cut-offs and accruals, and pending the completion of the year-end audit. The Company currently plans to issue its audited 2006 financial results on or about March 15, 2007.

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LSB Industries, Inc. News Release
January 12, 2007

This press release contains certain statements which may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, estimated consolidated sales for calendar year 2006 and estimated sales for 2006 for our Climate Control Business and Chemical Business. Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, changes required in connection with completion of the audit of our 2006 financial statements or management’s revisions in completing its 2006 financial statements.

LSB is a manufacturing, marketing, and engineering company with activities on a worldwide basis. LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, the provision of specialized engineering services and other activities.

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